UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 15, 2010, TECO Finance, Inc. (“TECO Finance”) completed its offering of $250 million aggregate principal amount of 4.00% Notes due 2016 (the “2016 Notes”) and $300 million aggregate principal amount of 5.15% Notes due 2020 (the “2020 Notes” and, together with the 2016 Notes, the “Notes”), which Notes are guaranteed by TECO Energy, Inc. (“TECO Energy”). The 2016 Notes were sold at 99.594% of the principal amount and the 2020 Notes were sold at 99.552% of the principal amount. The offering resulted in net proceeds to TECO Finance of approximately $543.5 million. In connection with completing the issuance and sale of the Notes, TECO Finance, as issuer, and TECO Energy, as guarantor, entered into a third supplemental indenture (the “Indenture”) with the Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Notes. Copies of the Indenture, the 2016 Notes and the 2020 Notes are filed herewith as Exhibits 4.26, 4.27 and 4.28, respectively, and incorporated herein by reference.

The 2016 Notes mature on March 15, 2016 and bear interest at a rate of 4.00% per annum, which is payable semi-annually on March 15 and September 15 of each year, beginning September 15, 2010. The 2020 Notes mature on March 15, 2020 and bear interest at a rate of 5.15% per annum, which is payable semi-annually on March 15 and September 15 of each year, beginning September 15, 2010. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. TECO Energy may redeem some or all of the Notes at its option at any time and from time to time at the redemption price equal to the greater of (i) 100% of the principal amount of Notes to be redeemed or (ii) the net present value of the remaining payments of principal and interest on the Notes to be redeemed, discounted at an applicable treasury rate (as defined in the Indenture), plus 25 basis points; in either case, the redemption price would include accrued and unpaid interest to the redemption date.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) failure to pay any interest on the Notes when due, and such failure has continued for 30 days; (ii) failure to pay principal of or any premium on the Notes when due; (iii) failure to deposit any sinking fund payment in respect of the Notes when due, and such failure has continued for 30 days; (iv) failure to perform any other covenant in the Indenture (other than a covenant in the Indenture solely for the benefit of a series of debt securities other than the Notes), and such failure has continued for 90 days after TECO Finance, TECO Energy and the Trustee receive written notice as provided in the Indenture; (v) the guarantee of TECO Energy ceases to be in effect or TECO Energy denies its obligations under the guarantee; (vi) certain events of bankruptcy, insolvency or reorganization; or (vii) any other event defined as an event of default with respect to the Notes.

If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in principal amount of the then outstanding Notes may declare the principal amount of all Notes to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind and annul that declaration and its consequences.

The preceding description of the Indenture and the Notes is qualified in its entirety by the Indenture, the 2016 Notes and the 2020 Notes filed herewith as Exhibits 4.26, 4.27 and 4.28, respectively.

Item 8.01	Other Events.

In order to furnish certain exhibits for incorporation by reference into the Registration Statement on Form S-3 of TECO Energy and TECO Finance, previously filed with the Securities and Exchange Commission (File No. 333-157759), TECO Energy is filing the Indenture as Exhibit 4.26 to such Registration Statement, the 2016 Notes as Exhibit 4.27 to such Registration Statement and the 2020 Notes as Exhibit 4.28 to such Registration Statement.

On March 15, 2010, TECO Energy announced the closing of the public offering of the Notes. As noted in the press release, the closing of the offering satisfies one of the conditions of the tender offers previously announced on February 22, 2010 and made pursuant to the Offer to Purchase, dated February 22, 2010 and as modified by TECO Energy’s press release on March 4, 2010, and which tender offers are currently set to expire at 11:59 p.m., New York City time, on Friday, March 19, 2010. The press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.26	Third Supplemental Indenture dated as of March 15, 2010 by and among TECO Finance, Inc., as issuer, TECO Energy, Inc., as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, (including the form of TECO Finance notes to be issued thereunder) supplementing the Indenture dated as of December 21, 2007. Filed herewith.

4.27	4.00% Notes due 2016. Filed herewith.

4.28	5.15% Notes due 2020. Filed herewith.

99.1	Press release of TECO Energy, Inc., dated March 15, 2010, announcing the closing of the public offering of notes of TECO Finance, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2010	TECO ENERGY, INC. (Registrant)

/s/ S. W. CALLAHAN
S. W. CALLAHAN
Vice President-Finance and Accounting and Chief Financial Officer (Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

4.26	Third Supplemental Indenture dated as of March 15, 2010 by and among TECO Finance, Inc., as issuer, TECO Energy, Inc., as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, (including the form of TECO Finance notes to be issued thereunder) supplementing the Indenture dated as of December 21, 2007. Filed herewith.

4.27	4.00% Notes due 2016. Filed herewith.

4.28	5.15% Notes due 2020. Filed herewith.

99.1	Press release of TECO Energy, Inc., dated March 15, 2010, announcing the closing of the public offering of notes of TECO Finance, Inc.